EXHIBIT 21

                           SUBSIDIARIES OF THE COMPANY


Columbia Laboratories (Bermuda) Ltd.

Columbia Laboratories (France) SA

Columbia Laboratories (UK) Limited

Columbia Laboratories (Ireland) Limited

Columbia Research Laboratories, Inc.